Exhibit 10.3

Termination of Consulting Agreement by and between George Barnes and the Company.

TERMINATION OF CONSULTING AGREEMENT

THIS TERMINATION OF CONSULTING AGREEMENT, is dated as of May 12, 2008 (as amended, restated or otherwise modified from time to time, this “Agreement”), by and between GEORGE BARNES, an individual residing in the State of Texas (“Consultant”), and WENTWORTH ENERGY, INC., a company organized under the laws of the state of Oklahoma (“Company”).

W I T N E S S E T H:

1.

Company and Consultant are parties to that certain Consulting Agreement dated July 25, 2006 (“Consulting Agreement”), in which the Parties agreed that Consultant would consult with Company concerning day-to-day oil and gas drilling and well completion operations being undertaken by the Company.

2.

Company has entered into that certain Stock Purchase Agreement, dated April 30, 2008, (as amended, restated or otherwise modified from time to time prior to the date hereof, the (“Stock Purchase Agreement”), pursuant to which Company has agreed to sell all of the outstanding stock in Barnico Drilling, Inc., a Texas corporation to CamTex Energy, Inc.

3.

In connection with such sale of the outstanding stock of Barnico, Company and Consultant have mutually agreed to terminate the Consulting Agreement in accordance with the terms of this Agreement.

4.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Consulting Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, Company and Consultant agree as follows:

1)

Termination of the Consulting Agreement.  Company and Consultant hereby agree to terminate the Consulting Agreement effective as of the close of business on the date of this Agreement (the “Effective Time”).  Except as otherwise provided in this Agreement or in Paragraph 10.05 of the Consulting Agreement, all provisions of the Consulting Agreement, and the obligations of the Parties shall terminate as of the Effective Time.

2)

Accrued Monthly Fees.  Company agrees to pay Consultant any and all outstanding Monthly Fees which may be due as of the Effective Time.  If the Effective Time not on the last day of a calendar month, Company shall pay the Monthly Fee to Consultant on a pro-rata basis for each day of such month up to and including to Effective Time.  The Monthly Fee, including any pro-rated Monthly Fee, to which Consultant is entitled to receive from Company, is listed on Schedule 1 attached hereto.

3)

Severance Fee.  Consultant hereby expressly agrees to release and waive his right to, and releases and discharges Company from its obligation to pay, the severance fee provided for in Section 10.01(a) of the Consulting Agreement.

4)

Waiver of Non-Competition Agreement.  Company hereby expressly waives, effective as of the Effective Time, the provisions contained in Paragraph 12.02(b) of the Consulting Agreement.

5)

GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUSIVE OF ANY CHOICE OF LAW PRINCIPLES THAT WOULD RESULT IN A CHOICE OF LAW OTHER THAN THE LAWS OF SUCH STATE.

6)

Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

COMPANY:

WENTWORTH ENERGY, INC.

By:

/s/ Mike Studdard

Name:

Mike Studdard

Title:

President

CONSULTANT:

By:

/s/ George Barnes

Name:

George Barnes

Schedule 1

To

Termination of Consulting Agreement

Between

Wentworth Energy, Inc.

And

George Barnes

Monthly Fee

Amount owed to Consultant $____________________.

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